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                                                                    EXHIBIT 10.1

                   [Letterhead of Asyst Technologies, Inc.]

May 25, 2000


Patrick V. Boudreau
20299 Merida Drive
Saratoga, CA 95070

Dear Pat,

I am pleased to formally offer you the opportunity to join Asyst as on Officer of the Company in the position of Senior Vice President of Human Resources Development, reporting to me. This position is of strategic importance to the shareholders and employees of Asyst, and as a key leader of Asyst, you will be responsible for optimizing the operational performance of Asyst.

During the first few months of your employment, you will participate with your peers, others and me in the detailed assesment of Asyst's business systems, processes, strategy, organization, and resources. In addition, you will take leadership in the development of new human resource strategies and implementation plans. Your personal objectives for FY01 will be based upon these plans and mutually agreed upon during the first thirty (30) days of your employment with Asyst.

Below outlines the compensation package Asyst is pleased to offer you:

1.    Base Salary: Your base salary will be $8,653.85 per pay period (26 pay
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      periods), which calculates to $225,000 on an annual basis. Your date of hire will be May 25, 2000. It is understood that you will be taking unpaid time off from May 25, 2000 through June 11, 2000.

2.    Management Bonus Plan: You will be eligible to participate in an
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      annualized performance-based bonus plan for Fiscal Year 2001, which will have a targeted payout of $135,000 at 100% achievement of company and individual objectives. The bonus plan will be structured in such a way that should you exceed the plan, your bonus payout will be greater than the targeted bonus noted above. It is anticipated that the final design of this Plan will be approved and implemented during the month of May.

3.    Sign-on Bonus: There is a great deal to be done, and I would like you to
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      join the team as soon as possible. As an added incentive, Asyst is offering you a sign-on bonus in the amount of $65,000, if your start date is on or before Monday, June 12, 2000. This bonus amount would be paid in two parts: $35,000 payable in your second paycheck in July 2000, and $30,000 payable in your second paycheck in October 2000. Both payouts would be subject to standard deductions and withholdings. It is agreed that should you voluntarily leave Asyst within the first two years of employment, you would be required to reimburse 100% of this bonus to Asyst.

4.    Equity:
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      a.  Asyst offers you an option to purchase 100,000 shares of company stock. This option begins vesting six months after your date of hire, and continues vesting at a rate of 1/42 per month of employment with the Company, for forty-two (42) months, such that at the end of forty-eight (48) months of employment the option shall become fully exercisable. However, the option, the vesting schedule and the price per share of this option are subject to final approval by the Board of Directors.


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Patrick Boudreau
May 25, 2000
Page 2 of 2


4.    Equity (con't):
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          b.  Asyst also offers you an option to purchase 25,000 shares of company stock which will begin vesting eighteen months (18) after your date of hire, and continue vesting at a rate of 1/42 per month of employment with the Company, for forty-two (42) months, such that at the end of sixty (60) months of employment the option shall become fully exercisable. The option price per share will be the same as the options in Paragraph 3a above, and the option, the vesting schedule and the price per share of this option are subject to final approval by the Board of Directors.

          c. Finally, Asyst offers you an option to purchase 25,000 shares of company stock which will begin vesting eighteen months (18) after your date of hire, and continue vesting at a rate of 1/42 per month of employment with the Company, for forty-two (42) months, such that at the end of sixty (60) months of employment the option shall become fully exercisable. The option price per share will be set at the next Board of Directors meeting following completion of your first year of employment, and the option, the vesting schedule and the price per share of this option are subject to final approval by the Board of Directors.

5.    Core Benefits: Asyst offers a very competitive benefits package, which
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      will be effective as of your date of hire. A brief summary of those benefits is attached for your review. Please note that if an employee requests medical and dental coverage for dependents, the employee is required to pay 20% of the dependent premium. Also, there is a 401(k) Plan and Executive Deferred Compensation Plan available for tax-deferred income and investment options. It is understood that all benefits are subject to change without prior notification.

6.    Severance Agreement: Asyst is extending to you a special severance that
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      will guarantee you twelve (12) months of your base salary, within the first two (2) years of service, if Asyst terminated your employment for any reason, other than for "cause" and/or poor performance. Over twenty-four (24) months of service, if at any time Asyst terminated your employment for any reason, other than "cause" and/or poor performance, Asyst will guarantee you six (6) months of your base salary.

Pat, I am very optimistic that your contributions will play a significant part in the long-term success of Asyst. I hope that this offer meets with your expectations, and that your joining Asyst will provide you with personal, professional and financial returns in line with our mutual growth and successes.


Sincerely yours,

/s/ Mihir Parikh

Mihir Parikh
Chairman and CEO

AGREED AND ACCEPTED:

/s/ Patrick V. Boudreau
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Patrick V. Boudreau         (Date)